PURCHASE AND SALE AGREEMENT

BY AND AMONG

SOURCENEXT CORPORATION,

ROSETTA STONE JAPAN INC.,

AND

ROSETTA STONE LTD.

DATED AS OF APRIL 25, 2017

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DOCUMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY HEREOF BY ALL SUCH PARTIES TO ALL OTHER PARTIES.

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ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	21
5.1	Organization	21
5.2	Authorization of Agreement	21
5.3	Conflicts; Consents of Third Parties	21
5.4	Legal Proceedings	22
5.5	Financial Capability	22
5.6	Investment	22
5.7	Solvency	22
ARTICLE VI	COVENANTS	22
6.1	Operation of the Company Pending the Closing	22
6.2	Notification	23
6.3	Negative Covenant	23
6.4	Required Approvals	23
6.5	Access to Information	23
6.6	Confidentiality	24
6.7	Preservation of Records	24
6.8	Publicity	24
6.9	Exemption of Liabilities of Directors and Statutory Auditors of the Company	25
6.10	Termination of Rights to the Seller Names and Marks	25
6.11	Insurance	25
6.12	Resignations	25
6.13	No Negotiation	25
6.14	Transfer of Customer Information	26
6.15	Best Effort	26
ARTICLE VII	CONDITIONS TO CLOSING	26
7.1	Conditions Precedent to Obligation of the Parties	26
7.2	Conditions Precedent to Obligation of Purchaser	26
7.3	Conditions Precedent to Obligation of Seller	27
ARTICLE VIII	INDEMNIFICATION	27
8.1	Survival	27
8.2	Indemnification	28
8.3	Certain Limitations	28
8.4	Indemnification Procedures	28
8.5	Limitations on Indemnification	30
8.6	Exclusive Remedy; Nature of Representations and Warranties	31
ARTICLE IX	MISCELLANEOUS	32
9.1	Expenses	32
9.2	Governing Law	32
9.3	Jurisdiction	32
9.4	Further Assurances	32
9.5	Entire Agreement	32
9.6	Amendments and Waivers	32
9.7	Notices	32
9.8	Severability	33
9.9	Specific Performance	33

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9.10	No Third-Party Beneficiaries; No Recourse Against Affiliates	34
9.11	Assignment	34
9.12	Counterparts	34
ARTICLE X	TERMINATION	34
10.1	Termination Right	34
10.2	Automatic Termination	35
10.3	Effect of Termination	36
ARTICLE XI	DEFINITIONS AND INTERPRETATIONS	36
11.1	Certain Definitions	36
11.2	Certain Interpretive Matters	42

Exhibits
Exhibit A    [Reserved]

Schedules

Schedule A    Dean Morgan Contracts
Schedule B    Company Assets
Schedule C    Company Disclosure Schedule
Schedule D    Seller Disclosure Schedule
Schedule E    Purchaser Disclosure Schedule

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of April 25, 2017 (the “Agreement Date”), by and among SOURCENEXT CORPORATION, a Japanese corporation (“Purchaser”), Rosetta Stone Japan Inc., a Japanese corporation (the “Company”) and Rosetta Stone Ltd., a Virginia, U.S.A. corporation (“Seller”). Purchaser, the Company and Seller shall each be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in ARTICLE XII.
W I T N E S S E T H:
WHEREAS, Seller owns all of the issued and outstanding shares of the Company, consisting of 49,221 shares (the “Shares”); and
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree hereby as follows:

ARTICLE I
PURCHASE AND SALE
1.1    Purchase and Sale of the Shares, Etc.. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and assume from Seller (a) all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens other than Liens created or imposed by Purchaser and its Affiliates or transfer restrictions arising under securities Laws, and, (b) subject to Dean Morgan Consent, 227,052 shares (“Dean Morgan Shares”) of Dean Morgan K.K., a Japanese company (“Dean Morgan”), the contracts set forth on Schedule A between Seller and Dean Morgan K.K. (“Dean Morgan Contracts”) and the rights and obligations of Seller thereunder (together with Dean Morgan Shares and Dean Morgan Contracts), “Dean Morgan Assets”), for the consideration set forth in Section 1.2(a).
1.2    Purchase Price.
(a)    The consideration for the purchase of the Shares and the Dean Morgan Assets shall be FIVE HUNDRED THOUSAND (USD 500,000) (“Purchase Price”) (as such amount may be adjusted pursuant to the provisions of Section 1.3(a), the “Adjusted Purchase Price”).
1.3    Adjustment of the Purchase Price.

(a)    Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing as follows: (i) plus the amount, if any, by which any Closing Receivables exceeds any Closing Payables on the Closing Statement Date, (ii) minus the amount, if any, by which any Closing Payables exceed any Closing Receivables, and (iii) plus the Closing Cash, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.3(c)(ii).
(b)    Closing Statement. No later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Seller a statement (the “Closing Statement”) setting forth (i) any Closing Receivables, (ii) any Closing Payables, and (iii) any Closing Cash, and a written report that sufficiently demonstrates Purchaser’s calculation of the Adjusted Purchase Price. If Purchaser fails to deliver the Closing Statement within such sixty (60) day period, then in addition to any other rights Seller may have under this Agreement, Seller shall have the right to elect that USD 250,000 is the Adjusted Purchase Price, and such amount shall be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.3(c)(ii).
(c)    Disputes.
(i)    Seller shall have thirty (30) days to review the Closing Statement. If Seller disagrees with Purchaser’s calculation of the Adjusted Purchase Price as set forth in the Closing Statement, Seller may, within thirty (30) days after receipt of the Closing Statement, deliver a notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation and, to the extent Seller is reasonably able to so specify, setting forth the Seller’s basis for such disagreement with any item set forth in the Closing Statement. If Seller fails to deliver such notice during such thirty (30) day period, Seller shall be deemed to have waived its rights to contest the Adjusted Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.3(c)(ii).
(ii)    If a Dispute Notice shall be duly delivered pursuant to Section 1.3(c)(i), Seller and Purchaser shall, during the forty-five (45) days following such delivery, attempt to reach agreement on the disputed items to determine, as may be required, the amounts of the Adjusted Purchase Price. Any such agreement with respect to any disputed item shall be in writing and shall be final and binding upon the Parties. If during such period, Seller and Purchaser are unable to reach such agreement, then all items remaining in dispute shall be submitted by Seller and Purchaser to a mutually agreed upon independent accounting firm (the “Accounting Referee”) for a determination resolving such disputed items for the purpose of calculating the Adjusted Purchase Price (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such disputed items or amounts of the Adjusted Purchase Price) and shall do so based solely on presentations and information provided by Purchaser and Seller and not by independent review). Purchaser and Seller shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee; provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable parties with Section 1.3(d) and the process and procedures for the submission of any written presentations by Seller and Purchaser and the time periods thereof). In conducting its review and making its determination, the Accounting Referee shall consider only those items in the Closing Statement and Purchaser’s calculations of the Adjusted Purchase Price as to which Seller has disagreed in a Dispute Notice duly delivered pursuant to Section 1.3(c)(i). The scope of the disputes, if any, to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definition of the Adjusted Purchase Price) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its determination of the disputed items and its resulting calculations of the Adjusted Purchase Price, which amounts shall, with respect to each disputed item, not be more favorable to the Purchaser in terms of the resulting Purchase Price after adjustment pursuant to Section 1.3(d) than the applicable amount thereof shown in Purchaser’s Closing Statement delivered pursuant to Section 1.3(b) nor less favorable in terms of the resulting Adjusted Purchase Price to the Purchaser than the applicable amount thereof shown in Seller’s Dispute Notice delivered pursuant to Section 1.3(c)(i). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.3(c)(ii). Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.3(c) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any, and neither Seller nor Purchaser shall be entitled to indemnification for Losses pursuant to ARTICLE VIII to the extent such Losses are taken into account in the determination of the adjustment of Purchase Price pursuant to this Section 1.3 for matters determined by the Accounting Referee pursuant to this Section 1.3 or otherwise taken into account in the determination of the adjustment of the Purchase Price pursuant to this Section 1.3. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified. For example, if Seller challenges the calculation of the Adjusted Purchase Price by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Referee determines that Seller has a valid claim for only Sixty Thousand Dollars ($60,000), Seller shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses.
(d)    Final Purchase Price Adjustment. Following the time that the Adjusted Purchase Price are finally determined pursuant to this Section 1.3 (such finally determined amounts, the “Final Purchase Price”), within five (5) Business Days after the Final Purchase Price is determined pursuant to this Section 1.3, Seller shall, pay to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to the sum of Purchase Price less the Final Purchase Price if the Purchase Price is greater than the Final Purchase Price, and Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the sum of Final Purchase Price less the Purchase Price if the Final Purchase Price is greater than the Purchase Price. Upon payment of the amounts provided in Section 1.3(c)(ii) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.3. The payment pursuant to this Section 1.3(d) shall be made in Japanese Yen (JPY) using the Telegraphic Transfer Middle Rate (TTM) per The Bank of Tokyo-Mitsubishi UFJ as of the date of such payment.

(e)    Cooperation. During the period of time from and after the Closing Date through the determination and payment of the Final Purchase Price, (i) Seller and Purchaser shall, and Purchaser shall cause the Company and the Company’s representatives to, reasonably cooperate with and assist the Accounting Referee in its review of the disputed items as described in Section 1.3(c)(ii), but subject to the limitations of Section 1.3(c)(ii), and (ii) during the thirty (30) day period referred to in Section 1.3(c)(i) and the forty-five (45) day period referred to in Section 1.3(c)(ii), Purchaser shall afford, and shall cause the Company to afford, to Seller and accountants, counsel or financial advisers reasonably retained by Seller in connection with and to the extent reasonably necessary for the reasonable review of the Adjusted Purchase Price, and afford to the Accounting Referee in connection with any review by it in accordance with this Section 1.3, direct access during normal business hours upon reasonable advance notice to the properties, books, records, contracts, documents, information, personnel and representatives (including the Company’s accountants) of the Company and such representatives (including the work papers of the Company’s accountants) relevant to the determination of the Adjusted Purchase Price, and, if requested by Seller, shall provide books, records, contracts, documents and information electronically and in such formats as necessary and are reasonably requested. No actions taken by Purchaser on its own behalf or on behalf of the Company, on or following the Closing Date shall be given effect for purposes of determining the Adjusted Purchase Price, and the determination thereof shall not take into account any developments or events taking place after the Closing Date.
ARTICLE II
CLOSING
2.1    Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Rosetta Stone Japan Inc. at Oak Minami Azabu Building 2F 3-19-23 Minami Azabu Minato-ku, Tokyo, Japan 106-0047 on May 11, 2017, or as soon thereafter as practicable, subject to and conditioned upon the satisfaction or waiver of all conditions contained in ARTICLE VII, or on such other date, place and time as Seller and Purchaser may agree in writing, but in any event not later than the Outside Date, unless the Parties agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the “Closing Date”.
2.2    Deliveries by the Company and Seller at Closing. At Closing, or prior to Closing on such date as mutually agreed by both Parties, the Company and/or Seller shall deliver, or cause to be delivered, to Purchaser the following:
(a)    the certificates required by Section 7.2(a) and Section 7.2(b);
(b)    a written request duly executed by Seller, jointly with the Purchaser, requesting the Company to enter Purchaser in the Company’s shareholder registry as the shareholder holding the Shares
(c)    the assets owned by the Company (the “Company Assets”), including but not limited to, those set forth on Schedule B;
(d)    the Dean Morgan Assets, subject to Dean Morgan Consent;
(e)    A copy of the minutes of a deemed resolution of the Board of Directors of the Company approving the transfer of all of the Shares in the Company by the Seller to the

Purchaser, duly certified by the representative director of the Company as such copy being identical to the original copy of the said minutes; and
(f)    Original copies of duly signed resignations, effective as of the Closing, of all Directors (torishimariyaku) and Statutory Auditors (kansayaku) of the Company.
(g)    Documents that prove, as determined by the sole discretion of the Purchaser, completion of Intercompany Accounts Settlement.
2.3    Payment of the Purchase Price.
(a)    At Closing, Purchaser shall pay or cause to be paid to Seller the Purchase Price by wire transfer of immediately available funds to the bank accounts designated in writing by Seller (the “Payment”) and deliver to Seller the certificates required by Section 7.3(a) and Section 7.3(b).
(b)    The Payment shall be made in Japanese Yen (JPY) using the Telegraphic Transfer Middle Rate (TTM) per The Bank of Tokyo-Mitsubishi UFJ as of the Agreement Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY BY THE SELLER AND THE COMPANY
Except as set forth on the disclosure schedule delivered by the Company to Purchaser on the Agreement Date concurrently with entry into this Agreement and attached to this Agreement as Schedule C (the “Company Disclosure Schedule”) (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), each of the Seller and the Company, in respect of the Company, hereby represents and warrants to Purchaser as follows as of the Agreement Date and the Closing Date:
3.1    Organization. The Company is a corporation duly organized, and validly existing under the laws of Japan. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has no Subsidiaries.
3.2    Authorization of Agreement. The Company has the corporate requisite power and authority to execute and deliver this Agreement and each other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of the Transaction Agreements to which the Company is a party and the consummation of the Transaction have been or will be at or prior to the Closing, duly authorized by the requisite corporate action on the part of the Company. Each of the Transaction Agreements to which the Company is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable General Principles.

3.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by the Company, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under any provision of (i) the Organizational Documents of the Company; (ii) any Material Contract or material Permit to which the Company is a party or by which any of their properties or assets are bound; or (iii) any Law applicable to the Company, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or regulatory body of Japan (a “Governmental Approval”) is required on the part of the Company in connection with the execution and delivery by the Seller or the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by the Seller or the Company.
3.4    Capitalization. As of Agreement Date, the authorized, issued and outstanding Shares are as set forth on Section 3.4 of the Company Disclosure Schedule. Except as set forth in this Section 3.4, or as set forth in Section 3.4 of the Company Disclosure Schedule, (a) there are no other issued or outstanding equity securities of the Company and (b) there are no other issued and outstanding securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company. Except as set forth in this Section 3.4, or as set forth in Section 3.4 of the Company Disclosure Schedule, there are no (i) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Shares of the Company or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the Shares. All of the outstanding shares of the Company have been duly authorized and validly issued and are fully paid. None of the outstanding shares of the Company was issued in violation of any Law
3.5    Financial Statements.
(a)    Seller has made available to Purchaser the following financial information (collectively the “Company Financial Statements”):
(i)    Company’s Statement of Balance Sheet for fiscal year starting from January 1, 2016 and ending on December 31, 2016;
(ii)    Company’s Statement of Profit and Loss for fiscal year starting from January 1, 2016 and ending on December 31, 2016;
(iii)    Company’s Statement of Changes in Net Assets for fiscal year starting from January 1, 2016 and ending on December 31, 2016;
(b)    December 31, 2016 shall be referred to herein as the “Balance Sheet Date” and the balance sheet of the Company as of such date shall be referred to herein as the “Balance Sheet”. The Company Financial Statements are prepared in accordance with Japanese GAAP, applied on a consistent basis, and fairly present in all material aspects the balance sheet of the Company, the related statements of earnings, retained earnings and cash flows (including any related notes), financial status, results of the business and operation of the Company as of the Balance Sheet Date and for the period presented therein in conformity with Japanese GAAP, applied on a consistent basis, except as otherwise noted therein. Also, the standards and treatment of provisions with regard to the reserve for bad debt in the Company Financial Statements are also carried out in accordance with its accounting policies. Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, all books of account, minutes, stock record books, and other records of the Company have been maintained in accordance with applicable Laws in all material respects.
(c)    All of the Company's inventories, materials, and supplies consist of items of quality and quantity, in good condition and usable or salable in the Ordinary Course of Business. The values of the inventories stated in the financial statements reflect the Company's normal inventory valuation policies and were determined in accordance with generally accepted accounting principles, practices, and methods consistently applied. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.
3.6    No Undisclosed Liabilities. Except as set forth on Section 3.6 of the Company Disclosure Schedule, as of Agreement Date and the Closing Date, the Company has no liabilities or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that would have been required to be reflected on the Balance Sheet and were not so reflected, other than those that would amount to, individually or in the aggregate, a liability or obligation less than Three Million Japanese Yen (JPY) (¥3,000,000).
3.7    Absence of Certain Developments. Except as set forth on Section 3.7 of the Company Disclosure Schedule and except for the Intercompany Accounts Settlement, between the Balance Sheet Date and Agreement Date, (a) the business of the Company has been conducted in all respects in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that would have, individually or in the aggregate, a Company Material Adverse Effect, including but not limited to the followings:

(i)
change in any Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Company; issuance of any convertible security into such capital stock; purchase, redemption, retirement, or other acquisition by the Company of any of its shares; or declaration or payment of any dividend or other distribution or payment in respect of any of its shares;

(ii)	amendment to the Organizational Documents of the Company;

(iii)
payment or increase by the Company of any bonus, salary, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee, or any employment, hiring, severance, or similar contract with any director, officer, or employee;

(iv)	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension,

retirement, or other employee benefit plan for or with any employees of the Company;

(v)
entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company in excess of Three Million Japanese Yen (JPY) (¥3,000,000) that would have, individually or in the aggregate, a Company Material Adverse Effect;

(vi)
sale, lease, or other disposition (other than sales of inventory in the Ordinary Course of Business) of any asset or property of the Company in excess of Three Million Japanese Yen (JPY) (¥3,000,000), including the sale, lease, or other disposition of any of the Intellectual Property; or creation, establishment or imposition of any Lien on any asset or property of the Company;

(vii)	cancellation or waiver of any claims or rights with a value to the Company in excess of Three Million Japanese Yen (JPY) (¥3,000,000);

(viii)	change in the accounting methods used by the Company; and

(ix)	agreement, whether oral or written, by the Company to do any of the foregoing.
3.8    Legal Proceedings. Except as set forth on Section 3.8 of the Company Disclosure Schedule, as of Agreement Date, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company that would have, in each case, individually or in the aggregate, a Company Material Adverse Effect. There is no outstanding Order imposed upon the Company that would have, individually or in the aggregate, a Company Material Adverse Effect.
3.9    Compliance with Laws.
(a)    The Company is, and during the past three years has been, in full compliance with all Laws applicable to it, its conduct, ownership or use of any asset, business or operations, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred or circumstance exist that (with our without notice or lapse of time) may constitute or result in violation or failure to comply with any Laws or may give rise to any obligation on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of any nature, except where the violation, failure or remedial action would not have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date, the Company has not received any written notice or communication (whether oral or written) of, or been formally charged by any Governmental Authority or regulatory body with, the violation of any Laws, or any actual, alleged, possible or potential violation of, or failure to comply with any Law.
(b)    The Company, or any of its Affiliates, or to the Knowledge of the Company, any of its director, officer, employee agent, or other person authorized to act on behalf of the Company, has not used or offered to use any corporate or other funds for any unlawful contributions, bribe, rebate, payments, gifts, or entertainment, or made or offered to make any unlawful expenditures in any way relating to any political activity, government officials, or others, and neither the Company, or any of its Affiliates, or to the Knowledge of the Company, any of its director, officer, employee agent, or other person authorized to act on behalf of the Company, has accepted or received any unlawful contributions, bribe, rebate, payments, gifts, or expenditures.
3.10    Taxes. (a) The Company has filed on a timely basis all Tax Returns during and throughout in the last seven (7) tax years completed prior to Agreement Date as required by and in accordance with the applicable Law, either separately or as a member of a group of corporations; (b) each such Tax Return is true, correct and complete in all respects; (c) all Taxes shown as due and owing on all such Tax Returns have been paid in a timely manner consistent with the Law; (d) all Taxes that the Company is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper Taxing Authority or are held in a timely manner consistent with Law; and (e) there are no Liens upon any property or asset of the Company arising from any failure to pay any Tax. Section 3.11 of the Company Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns filed by the Company during the past seven (7) tax year, including a reasonably detailed description of the nature and outcome of each audit. No deficiencies or issues (including but not limited to issues in regards to transfer pricing) has been indicated or suggested by any Taxing Authority and no adjustments to the Tax Return has been required or no amount other than the amount recorded in the Tax Return has been suggested as the correct or the proper amount as a result of any such audit.
3.11    Title to Properties. The Company owns, leases or subleases no real property. The Company’s registered head office is located at the same address as the corporate secretarial service provider.
3.12    Material Contracts.
(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts as of Agreement Date (including any and all amendment, supplement, and modification,) to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):
(i)    Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;
(ii)    Contracts for or relating to the incurrence or existence of Indebtedness, or the making of any material loan to or from another Person;
(iii)    Contracts which involve future payment by or to the Company of more than Three Million Japanese Yen (JPY) (¥3,000,000) in the aggregate for any individual Contract, that are currently in effect.;
(iv)    Contracts that involve future performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of Three Million Japanese Yen (JPY) (¥3,000,000) in the aggregate for any individual Contract;

(v)    Contracts that were not entered into in the Ordinary Course of Business that involves expenditures or receipts of funds by the Company in excess of Three Million Japanese Yen (JPY) (¥3,000,000) in the aggregate for any individual Contract;
(vi)    Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases, rentals and installment and conditional sales agreements having a value per item or aggregate payments of less than Three Million Japanese Yen (JPY) (¥3,000,000) and with terms of less than one year);
(vii)    License agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property;
(viii)    Collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees;
(ix)    Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Affiliate or limit the freedom of any Company or any of its Affiliate to engage in any line of business or to compete with any Person;
(x)    Power of attorney that is currently effective and outstanding;
(xi)    Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;
(xii)    Any Contract entered into other than in the Ordinary Course of Business with any one of the Customer or Supplier as set forth in Section 3.13 of the Company Disclosure Schedule.
(xiii)    Warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;
(xiv)    Contract for capital expenditures that involves future payments in excess of Three Million Japanese Yen (JPY) (¥3,000,000);
(xv)    Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company; and
(xvi)    Contracts for joint venture agreements, partnerships and other contract (however named) involving a sharing of profits, Losses, costs, or liability by the Company with any other person.
(b)    Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of the other party or parties thereto, except (i) as enforceability may be limited by applicable General Principles or (ii) where the failure to be legal, valid, binding or enforceable would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, (A) the Company is not in material breach of or material default under any Material Contract and is in compliance with all applicable terms and requirements thereof, and no event has occurred or circumstance exists that may contravene, conflict with, or result in such breach or default, (B)  no other party to any Material Contract is in material breach of or material default under, any such Material Contract, and no event has occurred or circumstance exists that may contravene, conflict with, or result in such breach or default, (C) the Company has not received any written claim or notice of a breach of or default under any Material Contract where such breach or default has not been remedied or waived, (D) Seller has delivered to Purchaser true, accurate and complete copies of each written Material Contract listed on Section 3.13(a) of the Company Disclosure Schedules, and (E) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Material Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue any conduct, activity, or practice relating to the business of the Company, or assign to any Person other than the Company any rights to any invention, improvement, or discovery...
3.13    Customers and Suppliers.
(a)    Section 3.13 of the Company Disclosure Schedule sets forth a list of the twenty (20) largest customers (measured by dollar volume of sales to such customers) and the twenty (20) largest suppliers (measured by dollar volume of purchases from such suppliers) of the Company for the twelve (12) month period ended December 31, 2016.
(b)    The Company will have been shared with by Seller prior to the Closing Date and will own as of the Closing Date all data, database and information in connection with users and customers relating to the business of the Company, in accordance with all applicable Laws.
3.14    Privacy and Data Security.
(a)    The Company is in material compliance with applicable Privacy Laws (including but not limited to the Japanese Personal Information Protection Act and its relevant ordinances and guidelines), and has a privacy policy in effect that is in material compliance with the applicable Privacy Laws, and is in material compliance with such privacy policy.
(b)    The Company is in material compliance with (i) all Material Contracts to which the Company is a party that governs the Company’s collection, use, disclosure, and safeguarding of Personal Information and (ii) any publicly disseminated privacy policy notices, and has obtained all consents substantially necessary for its operation of its business under applicable Privacy Laws.
(c)    To the Knowledge of the Company, the Company has not experienced and is not reasonably expected to experience any material data breach or material breach of security involving unauthorized acquisition or access of Personal Information owned, possessed or controlled by the Company.

(d)     The Company implements and maintains commercially reasonable and sufficient administrative and technical safeguards designed to protect Personal Information stored in its information technology systems as required by applicable Privacy Laws.
3.15    Related Party Transactions; Shared Contracts.
(a)    Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, no present officer, director, member or stockholder of Seller or the Company, nor any Affiliate of Seller (other than the Company) (each a “Related Party”), is currently a party to any material transaction or Material Contract with the Company, other than Contracts entered into in the Ordinary Course of Business on an arm’s length basis.
(b)    Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of Agreement Date, of (x) Contracts to which Seller and/or any of its Affiliates (other than the Company) is a party which are material to the business of the Company and which also apply to any other businesses of Seller or its Affiliates (other than the Company) or (y) Contracts with the parties (not affiliated with Seller or the Company) to which both Seller (and/or its Affiliates) and the Company are a party (such Contracts, the “Shared Contracts”).
3.16    Insurance. Seller or its Affiliates or the Company have maintained insurance policies or other arrangements with respect to the Company consistent with Seller’s practices for other businesses, which insurance policies or other arrangements are sufficient for compliance with applicable Law, are in full force and effect and all applicable premiums due and payable thereon have been paid in full. The Company is in material compliance with the terms thereof. As of the Agreement Date, Seller or the Company has not received a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of any such insurance policy.
3.17    Financial Advisors. Except as set forth on Section 3.17 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Seller or the Company and no Person other than those Persons set forth on Section 3.17 of the Company Disclosure Schedule is entitled to any fee or commission or like payment from Seller or the Company in connection with the Transaction.
3.18    Licenses. The Company has obtained all material licenses, permit and approvals (collectively the “Licenses”) that are necessary to perform its current business operations, and such Licenses are all effective and valid, and will not be adversely affected by the transactions contemplated by this Agreement; except where such affect will not result in a Company Material Adverse Effect.
3.19    Full Disclosure. No representation or warranty by Seller or the Company in this Agreement contains any untrue statement of material fact and omits to state any material fact necessary to be stated in order to make the statements therein not misleading.
3.20    Intellectual Property, Patents and Other Intellectual Properties, etc.
(a)    All registrations and filings necessary to preserve the rights of the Company with respect to the Intellectual Property referred to in Section 3.20(a) have been made and are in good standing. None of the conducts in relation to the business of the Company infringes upon the patents, trademarks, domain names, trade names, copyrights, registered designs, know-how, trade secrets, drawings, technical information and other Intellectual Property, domestic or foreign, of any other person, firm, corporation or entity.
(b)    The Company has obtained all intellectual property rights and/or any intellectual property rights usages or performance rights usages required of it by any of its client in accordance with the respective contract with such client. No further payment is required in respect of such Intellectual Property rights.
(c)    Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, the Company does not and has not licensed any Intellectual Property right to any person, firm, corporation or entity, and does not and has not been licensed any Intellectual Property right from any person, firm, corporation or entity.
(d)    The Company either owns or have been granted rights to use for all software required by it in the performance of its business operation in the Ordinary Course of Business under such terms that allow the Company to provide the services and products required for its business in the manner as exercised at the Company before the Closing Date, and to allow usage, by its clients under the terms of the contracts with such clients.
(e)    The Company has not received notice of any dispute, challenge, litigation or opposition proceedings in respect of any of the Intellectual Property used by the Company in connection with its business, and there are no disputes, claims, challenges, litigation or opposition proceedings involving the Company or it is not likely to give rise to any of the same, in any way in respect of such Intellectual Property.
3.21    Employment.
(a)    Other than those disclosed in Section 3.21(b) of the Company Disclosure Schedule, there is no labor or employment related rules, agreement or contract, either written or unwritten, that involves the Company or any of its directors, officers or employees.
(b)    There is currently no dispute between the Company and any of its directors, officers or employees.
(c)    The Company complies in all material respects with all labor law requirements applicable to or in connection with the employment of its employees.
(d)    To the Knowledge of the Company, no employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.
(e)    All pension plans established by the Company with respect to its directors, officers, employees or other personnel have been disclosed to the Purchaser. Such plans conform to the legal requirements of Japan in all respect. All required employer contributions thereunder to the Closing Date have been made and the respective pension funds are funded in accordance with the rules of the pension plans and applicable Laws and no past payment or contribution remains unpaid.

(f)    The full amount of retirement allowance and accrued vacation, each as of the Closing Date, has been accurately disclosed to the Purchaser, and there is no other retirement allowance or accrued vacation applicable to the directors, officers or employees of the Company.
(g)    The directors (torishimariyaku) and statutory auditors (kansayaku) or other officers of the Company are not entitled to any bonus payment, retirement payment, severance payment or allowance or any other payment as a result of or in connection with their resignation from their respective position as of the Closing Date or in connection with the transaction contemplated in this Agreement.
3.22    Solvency. Company has not filed for commencement of any Insolvency Procedures. No petition for commencement of any Insolvency Procedures has been filed by third parties against Company. Company is not insolvent, or has not suspended or failed to make payment of its liabilities that are due, or no other requirements for commencement of any Insolvency Procedures have been satisfied, and the performance of this Agreement and each other Transaction Agreements to which it is a party by Company shall not result in the insolvency, or suspension or failure to make payment of its liabilities that are due, or satisfaction of requirements for the commencement of any Insolvency Procedures of Company.
3.23    Limitations on Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND ARTICLE IV (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NONE OF THE COMPANY, SELLER OR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, SELLER AND THEIR RESPECTIVE AFFILIATES, THE SHARES, ANY OTHER SECURITIES OF THE COMPANY OR THE TRANSACTION, AND EACH OF THE COMPANY AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, ANY AFFILIATE OF ANY SELLER, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY, OR ANY OTHER STATEMENT MADE OR INFORMATION PROVIDED, MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), EACH OF THE COMPANY AND SELLER HEREBY DISCLAIMS ANY, AND ALL LIABILITY AND RESPONSIBILITY FOR ANY, REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES; (INCLUDING ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT HAS BEEN, MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, THE COMPANY OR ANY OF THEIR AFFILIATES, INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER OR THE COMPANY IN

CONNECTION WITH THE TRANSACTION). NONE OF THE COMPANY OR SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on the disclosure schedule delivered by Seller to Purchaser concurrently with entry into this Agreement and attached to this Agreement as Schedule D (the “Seller Disclosure Schedule”), Seller, in respect of itself, hereby represents and warrants as follows as of Agreement Date and the Closing Date:
4.1    Authorization of Agreement. Seller has the corporate requisite power and authority to execute and deliver this Agreement and each other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of the Transaction Agreements to which the Seller is a party and the consummation of the Transaction have been duly authorized by the requisite corporate action on the part of Seller. Each of the Transaction Agreements to which Seller is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject to applicable General Principles.
4.2    Shares. Seller owns the Shares, free and clear of all Liens other than Liens created or imposed by Purchaser, and its Affiliates or transfer restrictions arising under applicable securities Laws or which will be discharged or released at or prior to Closing, and Seller is the shareholder registered on the shareholder registry of the Company.
4.3    Conflicts; Consents of Third Parties. None of the execution and delivery by Seller of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Seller, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under any provision of (a) Organizational Documents of Seller, (b) any Contract or Permit to which Seller is a party or by which any of its properties or assets are bound, or (c) any Law applicable to Seller, except in the case of clauses (b) and (c), where such conflict, violation or default would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement.
4.4    Litigation. There is no pending or, to the Knowledge of Seller, threatened, Legal Proceedings against Seller as of Agreement Date which, if determined adversely to Seller, would reasonably be expected to adversely affect the ability of Seller to consummate the Transaction.
4.5    Organization. Seller is a corporation duly organized, and validly existing and in good standing under the Laws of the Commonwealth of Virginia, USA.
4.6    Intellectual Property.

(a)    Seller owns, is licensed or otherwise possesses valid and legally enforceable rights to use all material Intellectual Property that is necessary to the operation of the business of the Company and licensing them to the Purchaser in accordance with the Transactions Agreement (assuming the due authorization, execution and delivery by the parties thereto).
(b)    With respect to each item of Licensed Intellectual Property, to the Knowledge of the Seller, the Seller is not in breach or default of the license or agreement applicable to such item of Licensed Intellectual Property, except where such breach or default would not have a material and adverse effect on the Seller’s right to use such Licensed Intellectual Property.
(c)    To the Knowledge of the Seller, except as set forth on Section 4.6(c) of the Seller Disclosure Schedule, the Seller in the current operation of its business prior to Agreement Date has not infringed, violated or misappropriated any Intellectual Property of any third party, except for any infringement, violation or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    To the Knowledge of the Seller, except as set forth on Section 4.6(d) of the Seller Disclosure Schedule, no third party is infringing, violating or misappropriating any Owned Intellectual Property, except for any infringement, violation or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Notwithstanding anything in this Agreement to the contrary, this Section 4.6 contains the sole and exclusive representations and warranties of the Seller in any way relating to any Intellectual Property matter.
4.7     Solvency. Seller has not filed for commencement of any Insolvency Procedures. No petition for commencement of any Insolvency Procedures has been filed by third parties against Seller. Seller is not insolvent, or has not suspended or failed to make payment of its liabilities that are due, or no other requirements for commencement of any Insolvency Procedures have been satisfied, and the performance of this Agreement and each other Transaction Agreements to which it is a party by Seller shall not result in the insolvency, or suspension or failure to make payment of its liabilities that are due, or satisfaction of requirements for the commencement of any Insolvency Procedures of Seller.
4.8    Privacy and Data Security.
(a)    To the Knowledge of the Seller, and to the extent relevant to the business of the Company, the Seller is in material compliance with applicable Privacy Laws (including but not limited to the Japanese Personal Information Protection Act and its relevant ordinances and guidelines, as applicable), and has a privacy policy in effect that is in compliance with the applicable Privacy Laws, and is in material compliance with such privacy policy.
(b)    To the Knowledge of the Seller, and to the extent relevant to the business of the Company, the Seller is in material compliance with (i) all contracts to which the Seller is a party that govern the Seller’s collection, use, disclosure, and safeguarding of Personal Information and (ii) any publicly disseminated privacy policy notices, and has obtained all consents necessary for its operation of its business.

(c)    The Seller has not experienced and is not reasonably expected to experience any material data breach or material breach of security involving unauthorized acquisition or access of Personal Information owned, possessed or controlled by the Seller in connection with the business of the Company.
(d)     The Seller implements and maintains commercially reasonable and sufficient administrative and technical safeguards designed to protect Personal Information stored in its information technology systems as required by applicable Privacy Laws, to the extent relevant to the business of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth on the disclosure schedule delivered by Purchaser to Seller concurrently with entry into this Agreement and attached to this Agreement as Schedule E (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants as follows:
5.1    Organization. Purchaser is duly organized, validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the laws of its jurisdiction of organization or formation.
5.2    Authorization of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate action on the part of Purchaser. Each of the Transaction Agreements to which it is a party has been or will be at or prior to the Closing duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreement, when so executed and delivered, will constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable General Principles.
5.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Section 5.3(a) of the Purchaser Disclosure Schedule, none of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, any provision of (i) Organizational Documents of Purchaser, (ii) any material Contract or material Permit to which the Purchaser is a party or by which any of its properties or assets are bound or (iii) any Law applicable to the Purchaser, except in the cases of (ii) and (iii) where such conflict, violation or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)    Except as set forth on Section 5.3(b) of the Purchaser Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or regulatory body in Japan is required on the part of Purchaser or any of its Affiliates in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Purchaser, except in the cases where such conflict, violation or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.4     Legal Proceedings. There are no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against Purchaser as of the Agreement Date.
5.5    Financial Capability. Purchaser has, and will have as of the Closing, (a) sufficient cash or funding to pay the Purchase Price and all related fees and expenses in connection with the Transaction, (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (c) has not, and as of the Closing will not have incurred, incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. Purchaser acknowledges and agrees that (i) Seller, the Company and their respective Affiliates have no responsibility for any debt financing that Purchaser may raise in connection with the Transaction, (ii) it is not a condition to Closing, nor to the consummation of the Transaction, for Purchaser to obtain any equity or debt financing, and (iii) Purchaser does not have the right to terminate this Agreement for failure to obtain any equity or debt financing.
5.6    Investment. Purchaser is acquiring the Shares for its own account and for investment purposes and not with a view to the distribution thereof. Purchaser has conducted an examination of available information relating to the Company and its business, Purchaser has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Shares, and to the Knowledge of, and in the view of Purchaser, Purchaser can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment
5.7    Solvency. Purchaser has not filed for commencement of any Insolvency Procedures. No petition for commencement of any Insolvency Procedures has been filed by third parties against Purchaser. Purchaser is not insolvent, or has not suspended or failed to make payment of its liabilities that are due, or no other requirements for commencement of any Insolvency Procedures have been satisfied, and the performance of this Agreement and each other Transaction Agreements to which it is a party by Purchaser shall not result in the insolvency, or suspension or failure to make payment of its liabilities that are due, or satisfaction of requirements for the commencement of any Insolvency Procedures of Purchaser.
ARTICLE VI
COVENANTS
6.1    Operation of the Company Pending the Closing. Between the Agreement Date and the Closing Date, Seller will, and will cause the Company to: (a) conduct the business of the Company only in the Ordinary Course of Business; and (b) preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; except (i)  as required by applicable Law or any existing Contract, (ii) as otherwise contemplated by this Agreement or the other Transaction Agreements or (iii) with the prior written consent of Purchaser.
6.2    Notification. Between the date of this Agreement and the Closing Date, Seller and the Company shall promptly notify Purchaser in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers' or Company’s representations and warranties as of the Agreement Date, or if such Seller or Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Company Disclosure Schedule and/or the Seller Disclosure Schedule if such Company Disclosure Schedule and/or the Seller Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers and/or Company will promptly deliver to Purchaser a supplement to the Company Disclosure Schedule and/or the Seller Disclosure Schedule specifying such change. During the same period, each Seller and Company will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 8.2 impossible or unlikely.
6.3    Negative Covenant. Except as otherwise expressly permitted by this Agreement or with the prior written consent of the Purchaser, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Purchaser, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.7 is likely to occur.
6.4    Required Approvals. As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Law to be made by them in order to consummate the contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Law to make in connection with the contemplated Transactions, and (b) cooperate with Purchaser in obtaining all consents in order to consummate the contemplated Transactions.
6.5    Access to Information.
(a)    From the Agreement Date, Seller will, and will cause the Company and its representative, director, officer, employee, agent, legal counsel, accountants and other advisors to, afford Purchaser and its representatives director, officer, employee, agent, legal counsel, accountants and other advisors, access to the Company's books and records, and other documents and data to the extent reasonably necessary for Purchaser to prepare for the transactions contemplated hereunder, including its accounting, tax and financial and other reporting requirements, provided, however, that (i) such access shall be in such a manner so as not to interfere with the normal operations of the Company, Seller or any of their Affiliates, (ii) the auditors and accountants of Seller or any of its Affiliates shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be subject to applicable rules.
(b)    From the Closing Date, Purchaser will, and will cause the Company and its representative, director, officer, employee, agent, legal counsel, accountants and other advisors to, afford Seller and its representatives director, officer, employee, agent, legal counsel, accountants and other advisors, access to the Company's books and records, and other documents and data to the extent reasonably necessary for Seller in its reasonable business purpose, including its accounting, tax and financial and other reporting requirements, provided, however, that (i) such access shall be in such a manner so as not to interfere with the normal operations of the Company, Purchaser or any of their Affiliates, (ii) the auditors and accountants of Purchaser or any of its Affiliates shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be subject to applicable rules.
6.6    Confidentiality. The Parties acknowledge that the information provided in connection with this Agreement (including Section 6.1 hereof) and the Transaction is subject to the terms of the Confidentiality Agreement, dated November 1, 2016, by and between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
6.7    Preservation of Records. Seller and Purchaser mutually agree to preserve and keep the records held by the Company, Seller or Purchaser, as appropriate, relating to the business of the Company prior to the Closing, until the later of (a) the expiration of the statute of limitations to the extent such records are relevant to a Tax Return or (b) the date that is seven (7) years from the Closing Date and shall make such records and personnel available to Seller (if requested by Seller) or Purchaser (if requested by Purchaser) to the extent necessary for the purposes set forth in Section 6.5.
6.8    Publicity. None of Seller and its Affiliates, on the one hand, or Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement, unless disclosure is required by applicable Law (in which case, to the extent permitted by Law, the disclosing party will seek to provide the other party advance notice and an opportunity to comment) without Seller’s or Purchaser’s, as applicable, prior written approval, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law, a Governmental Authority, or regulatory body, or by the applicable rules of any stock exchange or listing authority on which such disclosing Party or any of its Affiliates lists or trades securities; provided, that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange or listing authority rule to consult with Seller or Purchaser, as applicable, with respect to the text or content thereof, taking into account Seller’s or Purchaser’s, as applicable, reasonable requirements as to timing and content.

6.9    Exemption of Liabilities of Directors and Statutory Auditors of the Company. Purchaser undertakes not to, and to procure that the Company do not, sue or otherwise bring any action in relation to any of the Directors (torhisimariyaku) or Statutory Auditors (kansayaku) of the Company (including those who have already left the Company) in connection with their activities at the Company before Closing.
6.10    Termination of Rights to the Seller Names and Marks. Purchaser acknowledges and agrees that as between Purchaser, on the one hand, and Seller and its Affiliates, on the other hand, other than as contemplated in and agreed to in the Transaction Agreements, all right, title and interest in and to the Seller Names and Marks are owned exclusively by Seller and its Affiliates. Purchaser and its Affiliates shall not have any rights in or to any Seller Names and Marks, and Purchaser and its Affiliates shall not use any Seller Names or Marks (except as set forth in this paragraph) other than as contemplated in and agreed to in the Transaction Agreements. Other than as contemplated in and agreed to in the Transaction Agreements, neither Purchaser nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Marks.
6.11    Insurance. The coverage under all insurance policies relating to the Company and arranged or maintained by Seller or its Affiliates (other than policies held by the Company) is only for the benefit of Seller and such Affiliates (including the Company on or prior to the Closing) and not for the benefit of Purchaser or its Affiliates (including the Company from and after the Closing). From and after the Closing Date, Purchaser shall arrange for its own insurance policies with respect to the Company covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which provides for coverage of claims relating in any way to the Company. For the avoidance of doubt, with respect to events or cause of events that triggers, have triggered, or have been claimed to have triggered or could have triggered, payment of insurance benefits, taking place on or prior to Closing, the Seller agrees and shall cause its Affiliates to agree that the Purchaser or the Company (on or prior to Closing) may seek to benefit from such Seller’s or its Affiliates’ insurance policy that provides coverage of claims related to the Company. Further, the Seller and the Company agree to disclose, within seven (7) business days of the Closing Date, to Purchaser all events and incidents that the Company or the Seller has or could have claimed, or discussed to claim the said insurance benefit.
6.12    Resignations.
(a)    Except as set forth on Section 6.12 of the Company Disclosure Schedule, the Seller shall deliver to Purchaser duly signed resignations, effective as of the Closing, of all Directors (torhisimariyaku) and Statutory Auditors (kansayaku) of the Company.
(b)    Purchaser shall cause the Company to apply for registration of the resignation of the Directors (torhisimariyaku) and Statutory Auditors (kansayaku) of the Company that have resigned in accordance with Section 6.12(a) and the appointment of the new Directors (torhisimariyaku) and Statutory Auditors (kansayaku) of the Company as soon as practicable after the Closing.
6.13    No Negotiation. Until such time, if any, this Agreement is terminated pursuant to Section 9.1(a), Seller will not, and will cause the Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the shares of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.
6.14    Transfer of Customer Information. Seller shall share with the Company prior to the Closing Date and shall cause the Company to own as of the Closing Date all data, database and information in connection with users and customers relating to the business of the Company, in accordance with all applicable Laws.
6.15    Best Effort. Between the date of this Agreement and the Closing Date, the Parties will use their best effort to cause the conditions in ARTICLE VIII to be satisfied.

ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions Precedent to Obligation of the Parties. The respective obligation of each Party hereto to consummate the Transaction is subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:
(a)    The Board of Directors (torishimariyaku-kai) of the Company has approved the transfer of the Shares to Purchaser; and
(b)    there shall not be in effect any Order by a Governmental Authority of competent jurisdiction, or a regulatory body of Japan, restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, that (i) a Party shall not be entitled to rely on the failure of this condition to be satisfied if such Order was initiated by such Party or an Affiliate of such Party, and (ii) prior to asserting the failure of this condition the Party asserting such failure shall have used its commercially reasonable efforts to have such Order vacated.
7.2    Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:
(a)    the representations and warranties of the Company and Seller set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date, and Purchaser shall have received a certificate signed by an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect; and
(b)    the Company and Seller shall have performed and complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company and/or Seller on or prior to the Closing Date, including transfer of customer information as set forth in Section 6.14, execution and delivery of the Transaction Agreements, and Purchaser shall have received a certificate signed by an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.
(c)    Company and Seller has completed delivery of all items in accordance with Section 2.2;
(d)    Company and Seller shall have completed the Intercompany Accounts Settlement; and
(e)    Seller shall have obtained the Dean Morgan Consent.
7.3    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:
(a)    the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date and Seller shall have received a certificate signed by an authorized executive officer of Purchaser, dated as of the Closing Date, to the foregoing effect;
(b)    Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, including execution and delivery of the Transaction Agreements, and Seller shall have received a certificate signed by an authorized executive officer of Purchaser, dated as of the Closing Date, to the foregoing effect; and
(c)    Purchaser shall have completed delivery of all items in accordance with Section 2.3.
ARTICLE VIII
INDEMNIFICATION
8.1    Survival. The right of each Party to bring a claim for breach of the (x) representations and warranties contained in this Agreement or (y) covenants and agreements contained in this Agreement that by their nature are required to be performed by or prior to the Closing shall, in each case, survive until the second (2nd) year anniversary of the Closing Date (the “Expiration Date”); provided, however, the limitation of liability under this Section 8.1 shall not apply to any Loss incurred by Purchaser based on: (a) breach of representations and warranties as set forth in Section 3.6 (No Undisclosed Liabilities) and Section 3.14 (Privacy and Data Security) by Seller and/or Company; and (b) tax liability or any liability of the Seller or the Company related to Taxes imposed on the Company for taxable years or period ending before the Closing Date or for the portion of any taxable year or period that includes but does not end on the immediate preceding the Closing Date (“Straddle Period”) ending on and including the date immediately preceding the Closing Date, including but not limited to any misrepresentations in regards to the tax matters set forth in Section 3.10 by Seller and/or Company, (“Pre-Agreement Tax Liabilities”) (such breach of representations and warranties and tax liability as stated above shall collectively be referred to as the “Unlimited Liabilities”), and any claim by Purchaser against Seller in regards to Loss based on any one of the Unlimited Liabilities shall have no limitation in terms of time or otherwise, notwithstanding anything set forth to the contrary herein. Notwithstanding the foregoing, if a valid Claim Notice is given in good faith under this ARTICLE VIII with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period, such claim(s) set forth in such Claim Notice with respect to such representation, warranty, covenant or agreement shall continue indefinitely until it is finally resolved pursuant to this ARTICLE VIII.
8.2    Indemnification.
(a)    From and after the Closing Date and subject to the provisions of this ARTICLE VIII, Purchaser shall be entitled to be indemnified by Seller from and against any and all Losses incurred by any or all of them resulting or arising from (i) any failure to be true and correct of any of the representations or warranties made by the Company and/or Seller in this Agreement, (ii) any breach of any clause or any failure to perform any covenant or agreement made by the Company (only with respect to the period before the Closing) and/or Seller in this Agreement and (c) Pre-Agreement Tax Liabilities.
(b)    From and after the Closing Date and subject to the provisions of this ARTICLE VIII, Purchaser shall indemnify and hold harmless Seller from and against any and all Losses incurred by any or all of them resulting or arising from (i) any failure to be true and correct of any of the representations or warranties made by Purchaser in this Agreement, (ii) any breach of any clause or any failure to perform any covenant or agreement made by the Company (only with respect to the period after the Closing) and/or Purchaser in this Agreement and (c) any Losses incurred by Seller resulting or arising from Taxes imposed on the Company for taxable years or period commencing on or after the Closing Date or for the portion of the Straddle Period commencing on and including the Closing Date (“Post-Agreement Tax Liabilities”).
8.3    Certain Limitations. Notwithstanding the provisions of this ARTICLE VIII, after the Closing, (ii) Purchaser or Seller shall not be entitled to recover pursuant to Section 8.2 until, the Losses incurred relating thereto exceed, in the aggregate, Fifty Thousand Dollars ($50,000)(the “Deductible”), and then Purchaser or Seller, as the case may be, shall only be entitled to recover to the extent that aggregate indemnified Losses exceed such amount and (ii)  in no event shall the aggregate liability of Seller or Purchaser under this ARTICLE VIII exceed Five Hundred Thousand Dollars USD 500,000); provided, however, the limitation of liability under this Section 8.3 shall not apply to any Loss incurred by Purchaser based on the Unlimited Liabilities, and any claim by Purchaser against Seller in regards to Loss based on any one of the Unlimited Liabilities shall have no limitation in terms of amount or otherwise, notwithstanding anything set forth to the contrary herein.
8.4    Indemnification Procedures.
(a)    In the event that (i) a Party who seeks indemnification pursuant to Section 8.2 (the “Indemnified Party”) becomes aware of the existence of any Indemnification Claim other than a Third Party Claim or (ii) any Legal Proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of any matter that gives rise to, or would reasonably be expected to give rise to, an Indemnification Claim (a “Third Party Claim”), the Indemnified Party shall promptly deliver written notice thereof meeting the requirements of this Section 8.4(a) (a “Claim Notice”) to the party from whom indemnification is sought (the “Indemnifying Party”); provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay. Each Claim Notice shall be in writing and (A) shall specify the basis for indemnification claimed by the Indemnified Party, (B) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (C) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.
(b)    The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Indemnification Claim to the extent permitted by the applicable Law and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within thirty (30) days (the “Dispute Period”) notify the Indemnified Party of its intent to do so. The Indemnified Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle such Indemnification Claim to the extent permitted by applicable Law. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnified Party and the Indemnifying Party agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim (only if and to the extent that the interest of the Indemnifying Party and the Indemnified Party does not conflict). Notwithstanding anything in this Section 8.4 to the contrary, in the event that the Indemnifying Party has elected to defend against, negotiate, settle or otherwise handle any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement (A) the claimant provides to such Indemnified Party an unqualified release from all liability in respect of the Third Party Claim and (B) such Settlement does not impose any liabilities or obligations on the Indemnified Party.
(c)    If the Indemnifying Party does not undertake within the Dispute Period to defend against a Third Party Claim, then the Indemnifying Party shall have the right to engage in or participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense. Notwithstanding the foregoing or anything in this Section 8.4 to the contrary, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, in regards to a Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    In the event that an Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not involve a Third Party Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within forty-five (45) days of the delivery by the Indemnified Party thereof, and if not resolved in such forty-five (45) day period, such Indemnification Claim may, subject to the terms and conditions of this Agreement, be resolved through judicial actions, suits or proceedings brought by either such party or by such other means as such parties mutually agree.
(e)    In the event that Purchaser is entitled to be indemnified by Seller against any Losses resulting or arising from the Pre-Agreement Tax Liabilities, on top of and without limiting the generality of Section 8.4(b), Seller shall have the full authority and opportunity to interact directly with, and participate directly in any discussions with, the relevant tax authorities, and copied on all relevant correspondence.
8.5    Limitations on Indemnification.
(a)    Except for Survival Carve Outs and Unlimited Liabilities, any Indemnification Claim required to be made on or prior to the expiration of the applicable survival period set forth in Section 8.1, and not made, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto. The Parties further acknowledge that the time periods set forth in Section 8.1, and Survival Carve Outs or Unlimited Liabilities for the assertion of claims, under this Agreement are the result of arm’s length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.
(b)    The amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies, indemnity or contribution agreements, Contracts or otherwise with respect to such Losses. The Indemnified Party shall seek, and use commercially reasonable efforts to obtain, full recovery of any Losses , as applicable, under all insurance policies, indemnity or contribution agreements and Contracts (including seeking indemnification or other redress pursuant to the terms of any Contract to which any of the Company is a party), and shall not be entitled to indemnification hereunder in respect of any such Losses, until after the Indemnified Party shall have recovered all such recoverable amounts. In the event that an insurance, indemnification or other recovery or redress is made by any party with respect to any Losses, for which any such Person has been indemnified hereunder and has received or retained funds in the amount of the Losses, or portion thereof, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.
(c)    Purchaser shall not be entitled to indemnification pursuant to this ARTICLE VIII (i) with respect to any matter of which Purchaser had knowledge or waived prior to the Closing, (ii) to the extent of any Losses, that have resulted from the fraud, gross negligence or willful misconduct of Purchaser, (iii) to the extent that Purchaser could have mitigated or prevented such Loss, (including by taking the actions required by Section 8.5(b)) or (iv) to the extent that such Loss is due to Purchaser filing a Tax Return, or taking a position for Tax purposes, that is inconsistent with a position taken on a Tax Return that was filed on or before the Closing Date .

(d)    In calculating the amount of Losses under this ARTICLE VIII which are subject to indemnification under Sections 8.2(a) or 8.2(b), there shall be deducted an amount equal to any Tax benefit to the party claiming such Losses or to any of its Affiliates from being able to claim a Tax loss or Tax credit as a result of such Losses.
(e)    Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages, loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses or any Taxes.
(f)    In the event of any breach giving rise to an indemnification obligation under this ARTICLE VIII, the Indemnified Party shall take and cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party in order to take all commercially reasonable measures to mitigate the consequences of the related breach, provided, however, such cooperation or taking such measures shall not be a condition to making a claim or filing a lawsuit or other legal or non-legal proceeding in any way.
(g)    Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this ARTICLE VIII shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. Without limiting the generality of the foregoing, Purchaser shall make no claim for indemnification under this ARTICLE VIII in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 1.3(a).
(h)    The Parties agree to treat any indemnity payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
8.6    Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement shall be indemnification in accordance with this ARTICLE VIII, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the subject matter of this Agreement) it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Notwithstanding the foregoing, this Section 8.6 shall not (a) interfere with or impede the operation of the provisions of ARTICLE I providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Accounting Referee or (b) limit the rights of the Parties to seek specific performance in accordance with Section 9.9.

ARTICLE IX
MISCELLANEOUS
9.1    Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction.
9.2    Governing Law. This Agreement, the other Transaction Agreements and the Transaction, and any action, suit, dispute, controversy or claim arising out of or relating to this Agreement, the other Transaction Agreements or the Transaction, or the validity, interpretation, breach or termination of this Agreement or the other Transaction Agreements shall be governed by and construed and enforced in accordance with the laws of Japan without giving effect to the choice of law principles of Japan that would require or permit the application of the laws of another jurisdiction.
9.3    Jurisdiction. The Parties agree that the Tokyo District Court of Japan shall be the court of exclusive jurisdiction in the first instance for disputes arising in regard to this Agreement, the other Transaction Agreements or the Transaction.
9.4    Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.
9.5    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction pursuant to the express terms and provisions of this Agreement and the other Transaction Agreements, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.
9.6    Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreements shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.
9.7    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of delivery), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier service (with confirmation of delivery), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).
If to Seller:
Rosetta Stone Ltd.
Address: 1621 N. Kent Street, Suite 1200, Arlington, VA 22209
Attention: Sonia Galindo, General Counsel and Secretary
Phone: (571) 357-7101
E-mail:  sgalindo@rosettastone.com
If, prior to the Closing, to the Company, to:
Rosetta Stone Japan Inc.
Address: 1621 N. Kent Street, Suite 1200, Arlington, VA 22209
Attention: Sonia Galindo, General Counsel and Secretary
Phone: (571) 357-7101
E-mail:
If to Purchaser or, following Closing, the Company, to:
SOURCENEXT CORPORATION
Address: 5-2, Higashi Shimbashi 1-chome Minato-ku, Tokyo 105-7133
Attention: Executive Vice President Satomi Matsuda
Phone: 81-3-6254-5231
E-mail: legal@sourcenext.com

With a copy (which shall not constitute notice) to:
Name: N/A
Address: N/A
Attention: N/A
Phone: N/A
Facsimile: N/A

9.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
9.9    Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Seller, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Seller, on the one hand, and Purchaser, on the other hand, hereby agree not to raise objections, on the basis that a remedy at law would be adequate to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.
9.10    No Third-Party Beneficiaries; No Recourse Against Affiliates. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than the Parties and their successors and permitted assigns.
9.11    Assignment. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of each of the other Parties. Any assignment in violation of this Section 9.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.12    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
ARTICLE X
TERMINATION
10.1    Termination Right.
(a)     This Agreement may be terminated as follows:
(i)    by mutual written consent of Seller and Purchaser;
(ii)    at the election of Seller or Purchaser on or after September 30, 2017 (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided, that the right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available to a Party if such Party is in material breach of any of its covenants or agreements under this Agreement or to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to have occurred by the Outside Date;
(iii)    by Seller or Purchaser if there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction, or a regulatory body of Japan, restraining, enjoining or otherwise prohibiting the consummation of the Transaction; it being agreed that the Parties shall promptly appeal any adverse determination that is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(iii) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement;
(iv)    by Purchaser, if Seller or Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), which breach either (i) is not cured within forty-five (45) days following Purchaser’s notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, that the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to Purchaser if Purchaser is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(v)    by Seller, if Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), which breach either (i) is not cured within forty-five (45) days following Purchaser’s receipt of written notice of such breach, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided, that the right to terminate this Agreement under this Section 10.1(a)(v) shall not be available to Seller if Seller is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(vi)    by Seller, if Purchaser fails to pay or cause to be paid to Seller the Payment in a complete and timely manner pursuant to Section 1.2, which breach is not cured within ninety (90) days following Purchaser’s receipt of written notice of such breach; or
(vii)    by Seller or Purchaser, if the other Party fails to consummate the Closing within three (3) Business Days of the date on which the Closing is otherwise required to be consummated pursuant to Section 2.1.
(b)    In the event of the termination and abandonment of this Agreement by Seller, Purchaser, or Seller and Purchaser pursuant to Section 10.1(a), written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by Seller or Purchaser.
10.2    Automatic Termination. This Agreement shall automatically terminate prior to the Closing upon:
(a)    the termination of the Product and Intellectual Property Agreement;
(b)    a reasonable application being made for the commencement of Insolvency Procedures against Seller or Company; or

(c)    a reasonable application being made for the commencement of Insolvency Procedures against Purchaser.
10.3    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1 or 10.2, all further obligations of the Parties under this Agreement shall terminate and such termination shall be without liability to the Parties, except that (a) the obligations of the Parties under the Confidentiality Agreement, Section 6.6 and ARTICLE IX shall survive such termination and not be affected thereby; and (b) no such termination shall relieve any Party hereto from liability (including but not limited to the indemnity obligation under Section ARTICLE IX) for any intentional and material breach of any representation, warranty or covenant contained in this Agreement.
ARTICLE XI
DEFINITIONS AND INTERPRETATIONS
11.1    Certain Definitions.
(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:
“Accounting Rules” means, collectively, (i) the accounting principles, methods and practices used in preparing the Company Financial Statements; provided, that notwithstanding any provisions or concepts of GAAP, no developments or events taking place after the Agreement Date shall be taken into account.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Business Day” means any day of the year on which national banking institutions in Tokyo and New York are open to the public for conducting business and are not required or authorized to close.
“Closing Cash” means the aggregate amount of (i) all cash and (ii) all cash equivalents (including deposits, restricted cash, amounts held in escrow, marketable securities and short term investments) of the Company determined in accordance with GAAP as of immediately prior to the Closing Date. Closing Cash shall (i) be reduced by issued but un-cleared checks and drafts of the Company and (ii) be increased by checks and drafts deposited for the account of the Company, in each case as of immediately prior to the Closing Date.
“Closing Payables” means all accounts payables in the Ordinary Course of Business of the Company as of immediately prior to the Closing Date.
“Closing Receivables” means all accounts receivables in the Ordinary Course of Business of the Company as of immediately prior to the Closing Date.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company; provided, that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes affecting the industry generally in which the Company operates, (ii) the announcement of this Agreement, the pendency of any investigation or challenge to the Transaction, or the consummation of the Transaction, (iii) compliance with the terms of, or the taking of any action required or contemplated by this Agreement, or the failure to take any action prohibited by this Agreement, (iv) changes in Law or other legal or regulatory conditions (or the interpretation thereof), (v) changes in GAAP or other accounting standards (or the interpretation thereof), (vi) any failure, in and of itself, by the Company to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition), or (viii) any matters expressly set forth in the Company Disclosure Schedule.
“Contract” means any written agreement, contract, indenture, note, mortgage, bond, lease or license.
“Data Room” means the electronic documentation site, established by RR Donnelley on behalf of the Company or other electronic documentation sites.
“Dean Morgan Consent” means written consent by Dean Morgan to the transfer and assignment of the Dean Morgan Assets to Purchaser.
“GAAP” means generally accepted accounting principles in Japan in effect from time to time and consistently applied.
“General Principles” means (i) bankruptcy, insolvency, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of Law such as abuse of rights (kenriranyo-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku).
“Governmental Authority” means any government or governmental, judicial, administrative, supervisory or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable, (ii) all obligations of the type referred to in clause (i) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety, and (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons secured by any Lien on any property or asset of such Person or its

Subsidiaries; provided, however, that Indebtedness shall not include (1) any obligations under operating leases or (2) any undrawn letter of credit or similar instrument.
“Indemnification Claim” means any claim made to an Indemnifying Party by an Indemnified Party with respect to such Indemnified Party’s rights under ARTICLE VIII.
“Intellectual Property” means any and all (i) copyrighted works and all applications, registrations, and renewals in connection therewith, (ii) inventions (whether or not patentable), trade secrets, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, and (iv) domain names.
“Intercompany Accounts Settlements” means, settlement, discharge, termination or cancellation of any and all intercompany account balances between the Company, on the one hand, and Seller or any Affiliate thereof (other than the Company) on the other hand, that the Seller is obliged to perform, in accordance with the manner approved by the Purchaser in writing in advance.
“Insolvency Procedures” mean bankruptcy procedures (hasan tetsuzuki), corporate reorganization procedures (kaisha-kosei tetsuzuki), civil rehabilitation procedures (minji-saisei tetsuzuki), special liquidation procedures (tokubetsu-seisan tetsuzuki) and other statutory insolvency procedures (including insolvency procedures under Law of the countries other than Japan).
“Knowledge” means, the actual knowledge (without independent inquiry) of any Person.
“Law” means all foreign, national, federal, state, provincial and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority or an arbitral body or arbitrator(s).
“Licensed Intellectual Property” means Intellectual Property that is currently used in the conduct of the business of the Company that the Company licenses from a third party.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust or other security interest.
“Losses” means all actual out of pocket damages, losses, claims, liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).
“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award issued or entered by a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company substantially consistent with past practices.
“Organizational Documents” means the articles of incorporation, certificate of formation, certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or other comparable organizational documents of a Person.
“Owned Intellectual Property” means Intellectual Property that is currently used in the conduct of the business of the Company and is owned by Seller.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means information in regards to a living individual that could identify a specific individual, as defined under Article 2, Paragraph 1 of the Personal Information Protection Law (Law No. 57, May 30, 2003, as amended from time to time) of Japan.
“Privacy Laws” means any Laws governing the collection, use, disclosure, or safeguarding of Personal Information, including the Personal Information Protection Law (Law No. 57, May 30, 2003) of Japan, as amended from time to time.
“Product and Intellectual Property Agreement” means the Product and Intellectual Property Agreement dated March 10, 2017 entered into between the Parties.
“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, materially prevent or materially delay Purchaser or its Affiliates from consummating the Transaction or performing its obligations under this Agreement provided, that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Purchaser Material Adverse Effect”, or be taken into account in determining whether a “Purchaser Material Adverse Effect” has occurred or may, would or could occur: (i) changes affecting the industry generally in which the Purchaser operates, (ii) the announcement of this Agreement, the pendency of any investigation or challenge to the Transaction, or the consummation of the Transaction, (iii) compliance with the terms of, or the taking of any action required or contemplated by this Agreement, or the failure to take any action prohibited by this Agreement, (iv) changes in Law or other legal or regulatory conditions (or the interpretation thereof), (v) changes in GAAP or other accounting standards (or the interpretation thereof), (vi) any failure, in and of itself, by the Purchaser or its Affiliates to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Purchaser failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Purchaser Material

Adverse Effect unless such cause or basis is otherwise excluded by this definition), or (viii) any matters expressly set forth in the Purchaser Disclosure Schedule.
“Schedules” means the Company Disclosure Schedule, the Seller Disclosure Schedule and/or the Purchaser Disclosure Schedule, as the case may be.
“Seller Names and Marks” means the names Rosetta Stone and Fit Brains, and the marks RS, RWORLD, TOTALE, DYNAMIC IMMERSION and ROSSETTA STONE LEARNING CENTER, LANGUAGE LEARNING SUCCESS, BLUE STON Design, together with all variations and acronyms thereof and all trade names, trademarks, service marks, brands, logos, emblems, identifying symbols, and Internet domain names related thereto or containing, incorporating, associated with, or comprising any of the foregoing, including any transliterations thereof or any name or mark confusingly similar thereto.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.
“Survival Carve Outs” has the meaning set forth in Article 9.1
“Tax” or “Taxes” means any national, federal, state, local or foreign taxes, including all income, net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, consumption, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, including but not limited to the Japanese kakutei-shinkoku, and including any amendment thereof required to be filed with a Taxing Authority in respect of any Taxes.
“Taxing Authority” means any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.
“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.
“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Product and Intellectual Property Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser or Seller is a party or to be executed by Purchaser or Seller in connection with the consummation of the Transaction.
(b)    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

$...........................................................................................................................    Section 11.2(b)
Accounting Referee...........................................................................................Section 1.3(b)(ii)
Accounting Rules.................................................................................................    Section 11.1(a)
Affiliate................................................................................................................    Section 11.1(a)
Agreement.....................................................................................................................    Preamble
Article...................................................................................................................    Section 11.2(e)
Balance Sheet..........................................................................................    Section 3.6, Section 3.6
Balance Sheet Date.....................................................................................................    Section 3.6
Business Day........................................................................................................    Section 11.1(a)
Claim Notice..........................................................................................................    Section 8.3(a)
Closing........................................................................................................................    Section 2.1
Agreement Date..........................................................................................................    Section 2.1
Closing Statement..................................................................................................    Section 1.3(b)
Common Interests................................................................................................    Section 11.1(a)
Company.......................................................................................................................    Preamble
Company Assets.....................................................................................................    Section 2.2(c)
Company Disclosure Schedule...............................................................................    ARTICLE III
Company Financial Statements..............................................................................    Section 3.5(a)
Company Material Adverse Effect.......................................................................    Section 12.1(a)
Confidentiality Agreement..........................................................................................    Section 6.6
Contract................................................................................................................    Section 11.1(a)
Data Room............................................................................................................    Section 11.1(a)
Dean Morgan..............................................................................................................    Section 1.1
Dean Morgan Assets...................................................................................................    Section 1.1
Dean Morgan Consent..........................................................................................    Section 11.1(a)
Dean Morgan Contracts..............................................................................................    Section 1.1
Dean Morgan Shares...................................................................................................    Section 1.1
Deductible..............................................................................................................    Section 9.2(c)
Dispute Notice....................................................................................................    Section 1.3(b)(i)
Dispute Period........................................................................................................    Section 8.3(b)
Expiration Date...........................................................................................................    Section 7.1
GAAP...................................................................................................................    Section 11.1(a)
General Principles................................................................................................    Section 11.1(a)
Governmental Approval.........................................................................................    Section 3.3(b)
Governmental Authority.......................................................................................    Section 11.1(a)
Indebtedness.........................................................................................................    Section 11.1(a)
Indemnification Claim..........................................................................................    Section 11.1(a)
Indemnifying Party.................................................................................................    Section 8.3(a)
Insolvency Procedures..........................................................................................    Section 11.1(a)
Intellectual Property.............................................................................................    Section 11.1(a)
Knowledge...........................................................................................................    Section 12.1(a)
Law.......................................................................................................................    Section 11.1(a)
Legal Proceeding..................................................................................................    Section 11.1(a)
Licensed Intellectual Property....................................................    Section 11.1(a), Section 11.1(a)
Lien.......................................................................................................................    Section 11.1(a)
Losses...................................................................................................................    Section 11.1(a)
Material Contracts................................................................................................    Section 3.12(a)

Order.....................................................................................................................    Section 11.1(a)
Ordinary Course of Business................................................................................    Section 11.1(a)
Organizational Documents...................................................................................    Section 11.1(a)
Outside Date......................................................................................................    Section 9.1(a)(ii)
Owned Intellectual Property.................................................................................    Section 11.1(a)
Parties............................................................................................................................    Preamble
Party...............................................................................................................................    Preamble
Payment..................................................................................................................    Section 1.2(b)
Permits..................................................................................................................    Section 11.1(a)
Person...................................................................................................................    Section 11.1(a)
Personal Information............................................................................................    Section 11.1(a)
Privacy Laws........................................................................................................    Section 11.1(a)
Purchaser.......................................................................................................................    Preamble
Purchaser Disclosure Schedule...........................................................    ARTICLE V, ARTICLE V
Related Party........................................................................................................    Section 3.15(a)
Replacement Contract..........................................................................................    Section 6.13(a)
Schedules..............................................................................................................    Section 11.1(a)
Section..................................................................................................................    Section 11.2(e)
Seller..............................................................................................................................    Preamble
Seller Names and Marks......................................................................................    Section 11.1(a)
Settlement..............................................................................................................    Section 8.3(b)
Shared Contract Rights........................................................................................    Section 6.13(a)
Shared Contracts..................................................................................................    Section 3.15(b)
Subsidiary.............................................................................................................    Section 11.1(a)
Tax........................................................................................................................    Section 11.1(a)
Tax Return............................................................................................................    Section 11.1(a)
Taxes.....................................................................................................................    Section 11.1(a)
Taxing Authority...................................................................................................    Section 11.1(a)
Third Party Claim...................................................................................................    Section 8.3(a)
Transaction...........................................................................................................    Section 11.1(a)
Transaction Agreements.......................................................................................    Section 11.1(a)

11.2    Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
(c)    Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. If a subject matter is addressed in more than one representation and warranty in this Agreement, Purchaser shall be entitled to rely cumulatively on all or any part of all such representation and warranty addressing such matter.
(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article”, “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.
(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)    Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement if such item has been provided orally or in writing (including via electronic mail) or otherwise to such Party or posted by the Company or its representatives in the Data Room.
(i)    Any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER: SOURCENEXT CORPORATION By:_/s/ Satomi Matsuda______________________ Name: Satomi Matsuda Title: Executive Vice President

[Signature Page to Purchase and Sale Agreement]

THE COMPANY: ROSETTA STONE JAPAN INC. By:_/s/ Sonia Galindo_______________________ Name: Sonia Galindo Title: Representative Director

[Signature Page to Purchase and Sale Agreement]

SELLER: ROSETTA STONE LTD. By:_/s/ A. John Hass III______________________ Name: A. John Hass III Title: CEO & President

[Signature Page to Purchase and Sale Agreement]